SCHRODER SERIES TRUST

AMENDMENT

To INVESTMENT SUBADVISORY AGREEMENTS

This AMENDMENT is made as of this 1st day of October, 2017 among Schroder Series Trust, Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Investment Subadvisory Agreement dated as of August 6, 2015, with respect to Schroder Emerging Markets Small Cap Fund (the “Investment Subadvisory Agreement”).

WHEREAS, the Parties desire to amend the Investment Subadvisory Agreement to provide for a revised subadvisory fee;

NOW, THEREFORE, the parties agree as follows:

1.	The payment amount, set forth as a percentage, shall be updated in Section 5 of the Investment Subadvisory Agreement as follows:

Schroder Emerging Markets Small Cap Fund – 58.5%

2.	All other provisions of the Investment Subadvisory Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER SERIES TRUST

By:	/s/ Lisa Whittaker

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
William P. Sauer
Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ Mark A. Hemenetz
Mark A. Hemenetz
Authorized Signatory